EXHIBIT 99.2

                              TERMINATION AGREEMENT

     This TERMINATION AGREEMENT, dated as of September 25, 2000 (this "AGREEMENT"), is made and entered into by and among Globalnet Financial.com, Inc., a Delaware corporation ("PARENT"), Texas Acquisition Corp., a Delaware corporation ("SUB"), and Telescan, Inc., a Delaware corporation (the "COMPANY").

     WHEREAS, Parent, Sub and the Company have agreed to terminate the Agreement and Plan of Merger, dated as of August 16, 2000 (the "MERGER Agreement"), by and among Parent, Sub and the Company on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. TERMINATION OF THE MERGER AGREEMENT. Subject to the terms hereof and pursuant to Section 8.01(a) of the Merger Agreement, the parties hereto mutually agree to terminate the Merger Agreement.

     2. PAYMENT OF COMPANY EXPENSES. Notwithstanding the terms of Section 6.09 of the Merger Agreement, Parent agrees to pay the Company $250,000 as partial compensation for out-of-pocket expenses incurred by the Company in connection with the Merger Agreement. Such amount shall be payable by wire transfer in immediately available funds as soon as practicable but in no event later than October 2, 2000.

     3. EXCHANGE OF SHARES HELD BY PARENT AND THE COMPANY. The Company agrees to deliver to Parent, as promptly as practicable but in no event later than October 2, 2000, 272,500 shares of common stock of Parent (the "PARENT COMMON STOCK") currently owned by the Company, and in exchange therefore Parent agrees to concurrently deliver to the Company 545,000 shares of common stock of the Company currently owned by Parent. The parties hereto agree that the shares of Parent Common Stock delivered by the Company pursuant to this Section 3 shall be deemed to be the shares of Parent Common Stock that have been held by the Company for the shortest holding period or periods as of the date hereof as determined pursuant to Rule 144(d)(3) of the Securities Act of 1933, as amended (the "SECURITIES ACT").

     4. PURCHASE BY PARENT OF PARENT COMMON STOCK OWNED BY THE COMPANY. Parent agrees to purchase from the Company 276,495 shares of Parent Common Stock currently owned by the Company at a price per share equal to $6.00. Such purchase price shall be payable by wire transfer in immediately available funds as promptly as practicable but in no event later than October 2, 2000, against delivery of certificates duly endorsed in blank representing such shares. The parties hereto agree that the shares of Parent Common Stock purchased by Parent pursuant to this Section 4 shall be deemed to be the shares of Parent Common Stock that have been held by the Company (after giving effect to Section 3 hereof) for the shortest holding period or periods as of the date hereof as determined pursuant to Rule 144(d)(3) of the Securities Act.

     5. LOCKUP. Prior to July 1, 2001, the Company shall not sell, transfer or otherwise dispose of any shares of Parent Common Stock currently owned by the Company without the prior written consent of Parent (which consent shall not be unreasonably withheld in the case of any private sale in which the transferee is subject to these same restrictions); PROVIDED, HOWEVER, the foregoing restriction on the Company's right to sell, transfer or otherwise dispose of such Parent Common Stock shall terminate with respect to 50,000 shares of Parent Common Stock on the first day of each of the six consecutive calendar months beginning on October 1, 2000; PROVIDED FURTHER, that the foregoing restriction on the Company's right to sell, transfer or otherwise dispose of such Parent Common Stock shall not prohibit the Company from pledging any shares of Parent Common Stock to a lender, subject to these same restrictions, as collateral for a loan. The release of the Parent Common Stock from the restrictions pursuant to the first proviso of the immediately preceding sentence shall be deemed to apply to the shares of Parent Common Stock held by the Company in the order of the length of the holding period of such shares as of the date hereof as determined pursuant to Rule 144(d)(3) of the Securities Act, with the shares of Parent Common Stock with the longest holding period being released first. Except as set forth in this Section 5, all other contractual restrictions on the ability of the Company to sell, transfer or otherwise dispose of shares of Parent Common Stock shall be terminated, including Section 4 of the Agreement, dated March 23, 2000, between the Company and Parent.

     6. RELEASE. Except as otherwise set forth herein, including, without limitation, Section 9 hereof, each party hereto and its officers and directors shall be released from all obligations arising under the Merger Agreement and no party hereto or any of its officers or directors shall have any liability for any breach of any representations, warranties, covenants or agreements contained in the Merger Agreement or otherwise arising out of or relating to the transactions contemplated by the Merger Agreement.

     7. COMMERCIAL AGREEMENTS. Parent and Company agree that all contracts or other agreements between them shall as of the date hereof be terminated and no further obligations shall exist thereunder, except with respect to the agreement relating to CanadaInvest under which the parties shall continue to be obligated to each other in accordance with the terms thereof until February 28, 2001.

     8. PRESS RELEASE. The parties hereto agree that they shall issue a joint press release as set forth in Exhibit A attached hereto before the opening of business in New York on September 26, 2000.

     9. CONFIDENTIALITY; PUBLIC STATEMENTS. The parties hereto agree that any information or other materials (including copies) regarding any other party obtained either prior to, or after, the execution of the Merger Agreement shall not be used after the date hereof and shall be returned to the party from whom such information or materials was obtained. The Confidentiality Agreement (as defined in the Merger Agreement) shall remain in effect pursuant to the terms thereof. Parent, Sub and the Company each agree that they will not disparage, criticize or make any negative comments about one another in communications with any non-party person or entity arising out of or relating to the Merger Agreement and to the termination of the Merger Agreement. The Parties agree that any violation of this Section 9 shall constitute a material breach of this Agreement. The remedy for such breach shall be damages and/or injunctive relief, as appropriate, for breach of contract.

     8. MISCELLANEOUS. The provisions set forth in Sections 9.02, 9.09, 9.10 and
9.12 of the Merger Agreement are deemed to be incorporated herein as if set forth herein in their entirety.

            IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officers thereunto duly authorized as of the date first above written.

                                          GLOBALNET FINANCIAL.COM, INC.



                                          By:  /S/ RON R. GOLDIE
                                               Name:  Ron R. Goldie
                                               Title:  General Counsel



                                          TEXAS ACQUISITION CORP.


                                          By: /S/ RON R. GOLDIE
                                              Name:  Ron R. Goldie
                                              Title:  General Counsel



                                          TELESCAN, INC.



                                          By: /S/ LEE BARBA
                                              Name:  Lee Barba
                                              Title:  CEO